                                                                    EXHIBIT 99.1

                          CONTACT:            SHEREE L. ARONSON,
                                              SR. DIRECTOR, INVESTOR AND PUBLIC
                                              RELATIONS
                                              (323) 932-4096


FOR IMMEDIATE RELEASE
---------------------

                 EQUITY MARKETING REPORTS FIRST-QUARTER RESULTS

         LOS ANGELES, CA, APRIL 28, 1999 --- Equity Marketing, Inc.
(Nasdaq: EMAK) today announced financial results for the first quarter ended March 31, 1999.

         Total revenues for the first quarter rose to $27.5 million, representing a 15.4 percent increase over total revenues of $23.8 million in the same period last year. For the first quarter of 1999, the company reported a net loss of $265,000, or $0.04 per share, compared to net income of $616,000, or $0.10 per diluted share, one year ago.

         The company cited higher operating, amortization and interest expense related to its mid-1998 acquisitions as primary contributors to the loss in the quarter, along with increased operating and depreciation costs associated with its new SAP R/3 computer systems and its January 1999 relocation to a new, expanded headquarters office. In addition, the first-quarter results reflect the company's decision to narrow its consumer products focus and concentrate the majority of its resources on growth of its promotions business. In the first quarter, promotions revenues were $24.4 million, up approximately 20.8 percent compared to the same period last year, while consumer products revenues declined
14.4 percent to $3.1 million. A portion of the increase in promotions revenues is attributable to the July 1998 acquisitions of U.S. Import & Promotions Co., Inc. and Contract Marketing, Inc. This change in the revenue mix contributed to a modest decline in the gross profit margin, from 25.5 percent in the first quarter of 1998 to 25.2 percent in the first quarter of 1999.

         "We are pleased that, despite seasonally low revenues in the first quarter and the planned decline in our consumer products business, we achieved double-digit revenue growth," said Donald A. Kurz, chairman and chief executive officer. "Further, we are encouraged by our progress in building revenue and earnings momentum as we move through 1999 and begin to execute our strategy to become a multi-faceted marketing services company."

         Since the beginning of 1999, the company has commenced a series of initiatives designed to further its long-term vision to be a comprehensive promotional solutions partner to large, consumer-branded companies, and a provider of distinctive, niche retail products that use its existing infrastructure and complement its promotions business. The company expects that execution of several of these initiatives will continue beyond 1999 and may not contribute to revenues and/or earnings in the current year. Its current initiatives include:

          - Continuing to strengthen relationships with key promotional customers, which has resulted in announcements, to date, of new contracts totaling more than $80 million in 1999 promotions revenues. These promotional contracts are a stable source of revenues and, unlike the consumer products business, involve limited inventory or receivables risk.

Equity Marketing, Inc. First Quarter 1999 Results
April 28, 1999
Page 2


           - Identifying new promotional client relationships as part of a long-term initiative to build its base of promotional business.

           - Expanding the scope of services the company will be able to provide to clients in the future, including developing Internet-related promotional capabilities.

           - Launching a sports promotions business aimed at collegiate and professional teams, leagues and their respective corporate sponsors. This new business recently secured its initial promotional contract for a program scheduled in the second quarter of 1999.

           - Continuing to focus the consumer products business on distinctive, niche trademarks with the extension of the Headliners(R) brand into non-sports categories such as entertainment and pop culture, the introduction of Tub Tints(R) children's bath coloring into mass-market retail stores and the continued sales of licensed Scooby-Doo(TM) toys.

           - Developing the company's web site at www.equity-marketing.com. The site provides information of general interest to promotional and retail customers, consumers and investors.

         "I believe we are at the beginning stages of achieving our long-term goal of raising the value of the Equity Marketing franchise by transforming the company into a full-service marketing and customer-driven company with sustainable, renewable and growing sources of revenues and earnings," said Mr. Kurz.

         Equity Marketing is a leading provider of custom promotional programs, and a developer of distinctive, branded consumer products that complement its promotions business. Through Equity Promotions, it provides a variety of promotional products and services that build sales and brand awareness for retailers, restaurant chains and consumer goods companies, including Burger King Corporation, The Coca-Cola Company, Exxon Company USA, Sunoco, Inc., CVS/pharmacy and others. Equity Consumer Products develops, manufactures and markets products based on the company's own trademarks or on classic licensed properties. For more information, visit the company's web site at WWW.EQUITY-MARKETING.COM.

                                       ###

This news release contains forward-looking statements. The company wishes to caution readers that all forward-looking statements are necessarily speculative and not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Actual results could vary materially from those anticipated for a variety of reasons, including, without limitation, the potential cancellation and/or delay of promotions due to delays in release of theatrical motion pictures, the failure of the company to obtain promotions projects based on these motion pictures at anticipated levels, the success or failure of a specific motion picture or television property, the loss of existing licenses or the inability to renew or extend licenses under favorable terms, consumer demand for its products, the company's dependence on a single customer, quarterly fluctuations in financials results and increases in international tariff rates, which would increase the company's cost of sales. The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstance after the date hereof or to reflect the occurrence of unanticipated events.

                               -tables to follow-

Equity Marketing, Inc. First Quarter 1999 Results
April 28, 1999
Page 3


                             EQUITY MARKETING, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                   (UNAUDITED)

                                                                                          For the Three Months
                                                                                            Ended March 31,
                                                                                      1999                   1998
                                                                               --------------------   --------------------

Revenues                                                                             $      27,457          $      23,796

Cost of sales                                                                               20,545                 17,726
Operating expenses                                                                           7,131                  5,208
                                                                               --------------------   --------------------
        Income (loss) from operations                                                        (219)                    862
Other income (expense)                                                                       (222)                    139
                                                                               --------------------   --------------------
        Income (loss) before provision (benefit) for income taxes                            (441)                  1,001
Provision (benefit) for income taxes                                                         (176)                    385
                                                                               ====================   ====================
Net income (loss)                                                                     $      (265)             $      616
                                                                               ====================   ====================

Basic income per share:
                                                                               ====================   ====================
   Earnings (loss) per share                                                         $      (0.04)             $      .10
                                                                               ====================   ====================
                                                                               ====================   ====================
   Weighted average shares outstanding                                                   6,210,497              6,010,103
                                                                               ====================   ====================

Diluted income per share:
   Earnings (loss) per share                                                         $      (0.04)             $      .10
                                                                               ====================   ====================
   Weighted average shares outstanding                                                   6,210,497              6,314,902
                                                                               ====================   ====================


Equity Marketing, Inc. First Quarter 1999 Results
April 28, 1999
Page 4


                             EQUITY MARKETING, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                   (UNAUDITED)


                                                                                    March 31,            December 31,
ASSETS                                                                                1999                   1998
                                                                               --------------------   --------------------

Cash and cash equivalents                                                             $      1,018         $        7,250
Accounts receivable, net                                                                    21,251                 57,071
Inventory                                                                                    5,460                 13,117
Prepaids and other current assets                                                            7,111                  7,915
                                                                               --------------------   --------------------
   CURRENT ASSETS                                                                           34,840                 85,353
Fixed assets, net                                                                            5,632                  5,892
Intangible assets, net                                                                      23,124                 23,442
Other assets                                                                                   914                    793
                                                                               ====================   ====================
   TOTAL ASSETS                                                                      $      64,510         $      115,480
                                                                               ====================   ====================


LIABILITIES AND                                                                     March 31,            December 31,
   STOCKHOLDERS' EQUITY                                                               1999                   1998
                                                                               --------------------   --------------------
Short-term debt                                                                       $      5,000          $      30,000
Accounts payable                                                                            13,595                 28,432
Accrued liabilities                                                                         11,635                 22,653
                                                                               --------------------   --------------------
   CURRENT LIABILITIES                                                                      30,230                 81,085
Long-term liabilities                                                                        2,012                  1,988
                                                                               --------------------   --------------------
   TOTAL LIABILITIES                                                                        32,242                 83,073
Stockholders' equity                                                                        32,268                 32,407
                                                                               ====================   ====================
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                        $      64,510         $      115,480
                                                                               ====================   ====================